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                                                               EXHIBIT 3 (i)(b)

                             CERTIFICATE OF MERGER
                                    Between
                       RELIABLE FINANCIAL SERVICES, INC.
                           a Puerto Rico corporation
                          (the surviving corporation)
                                      and
                              NORMERGE CORPORATION
                           a Puerto Rico corporation
                            (the merged corporation)


         WHEREAS, NORMERGE CORPORATION, a Puerto Rico corporation ("Merger Co.") and a wholly-owned subsidiary of Norwest Corporation ("Norwest"), was incorporated by a Certificate of Incorporation filed in the office of the Secretary of State of the Commonwealth of Puerto Rico on December 10, 1996, and said corporation is now a corporation subject to and governed by the provisions of the Puerto Rico General Corporation Act of 1995, as amended (the "Puerto Rico Corporation Act"). Merger Co. has authorized capital stock of 1,000 shares of common stock having a par value of $.10 per share ("Merger Co. Common Stock"), of which 10 shares were outstanding as of the date hereof; and

         WHEREAS, RELIABLE FINANCIAL SERVICES, INC., a Puerto Rico corporation (hereinafter sometimes called "RELIABLE" and sometimes called the "surviving corporation") was incorporated by a Certificate of Incorporation filed in the office of the Secretary of State of the Commonwealth of Puerto Rico on July 1, 1987 and said corporation is now a corporation subject to and governed by the provisions of the Puerto Rico Corporation Act. RELIABLE has authorized capital stock of (i) 40,000 shares of Common Stock, par value $100.00 per share ("RELIABLE Common Stock"), of which 40,000 shares were outstanding and no shares were held in the treasury as of September 30, 1996; and (ii) 1,000 shares of Preferred Stock, 12% cumulative, participating and convertible with a par value of $1,000.00 per share, of which no shares were outstanding and no shares were held in the treasury as of September 30, 1996 (Merger Co. and RELIABLE being hereafter sometimes referred to as the "constituent corporation"); and

         WHEREAS, each of the constituent corporations has approved, adopted, certified and authenticated an Agreement and Plan of Reorganization dated November 13, 1996, as amended by an Amendment to Agreement dated December 4, 1996 (such agreement as amended being hereafter called the "Reorganization Agreement") in accordance with Article 10.01 of the Puerto Rico Corporation Act; and

         WHEREAS, the directors, or a majority of them, of each of the constituent corporations respectively deem it advisable for the welfare and advantage of said corporations and for the best interests of the respective shareholders of said corporations that said corporations merge and that Merger Co. be merged with and into RELIABLE, with RELIABLE continuing as the surviving


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corporation, on the terms and conditions hereinafter set forth in accordance with the provisions of the Puerto Rico Corporation Act, which statute permits such merger; and

         WHEREAS, it is the intent of the constituent corporations to effect a merger which qualifies as a tax-free reorganization pursuant to Sections 1112(g)(1)(A) and 1112(g)(2)(C) of the Puerto Rico Internal Revenue Code of 1994, as amended;

         NOW, THEREFORE, the majority of the shareholders of each of the constituent corporations hereto having approved the merger described herein, the constituent corporations hereto, in consideration of the premises and of the mutual covenants and agreements contained herein or in the Reorganization Agreement and of the benefits to accrue to the constituent corporations hereto, have agreed in the Reorganization Agreement that Merger Co. shall be merged with and into RELIABLE pursuant to the laws of the Commonwealth of Puerto Rico, and do hereby prescribe and set forth the terms and conditions of the merger of Merger Co. with and into RELIABLE, the mode of carrying said merger into effect, the manner and basis of exchanging the issued and outstanding shares of RELIABLE Common Stock for shares of common stock of Norwest of the par value of $1-2/3 per share ("Norwest Common Stock"), and such other provisions with respect to said merger as are deemed necessary or desirable, as follows:

         FIRST: At the time of merger, Merger Co. shall be merged with and into RELIABLE, one of the constituent corporations, which shall be the surviving corporation, and the separate existence of Merger Co. shall cease and the name of the surviving corporation shall be Reliable Financial Services, Inc.

         SECOND: The Certificate of Incorporation of RELIABLE at the time of merger shall be amended as set forth below and, as so amended, shall be the Certificate of Incorporation of the surviving corporation until further amended according to law:

         The Certificate of Incorporation of this corporation shall be, and it hereby is amended by deleting sub-divisions 6(a) and 6(b) of article EIGHTH in their entirety.

         Article SECOND is amended to reflect that the registered office of the surviving corporation in the Commonwealth of Puerto Rico will be located at 361 San Francisco Street, Penthouse, Old San Juan, Puerto Rico 00901, and the name of the registered agent of RELIABLE at such address is CT Corporation System.

         THIRD: The By-Laws of RELIABLE at the time of merger shall be and remain the By-Laws of the surviving corporation until amended according to the provisions of the Certificate of Incorporation of the surviving corporation or of said By-Laws.

         FOURTH: The directors of Merger Co. at the time of merger shall be the persons listed below, which persons shall be and remain the directors of the surviving corporation and shall hold office from the time of merger until their respective successors are elected and qualify:

                                  Jaime Marti


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                                  Faye L. Kunz
                                  Steve R. Wagner

         FIFTH: The officers of RELIABLE at the time of merger shall continue and remain the officers of the surviving corporation and shall hold office from the time of merger until their respective successors are elected or appointed and qualify.

         SIXTH: The manner and basis of converting the shares of RELIABLE Common Stock into cash or shares of Norwest Common Stock shall be as follows:

         1. Each of the shares of RELIABLE Common Stock outstanding immediately prior to the time of merger (other than shares as to which statutory dissenters' rights have been exercised) shall at the time of merger, by virtue of the merger and without any action on the part of the holder or holders thereof, be converted into and exchanged for the number of shares or Norwest Common Stock determined by dividing the Adjusted Norwest Shares by the number of shares of RELIABLE Common Stock then outstanding. The "Adjusted Norwest Shares" shall be a number equal to $38,340,000 divided by the Norwest Measurement Price. The "Norwest Measurement Price" is defined as $43.74.

         2. As soon as practicable after the merger becomes effective, each holder of a certificate for shares of RELIABLE Common Stock outstanding immediately prior to the time of merger shall be entitled, upon surrender of such certificate for cancellation to the surviving corporation or to Norwest Bank Minnesota, National Association, as the designated agent of the surviving corporation (the "Agent"), to receive a new certificate for the number of whole shares of Norwest Common Stock to which such holder shall be entitled on the basis set forth in paragraph 1 above. Until so surrendered each certificate which, immediately prior to the time of merger, represented shares of RELIABLE Common Stock shall not be transferable on the books of the surviving corporation but shall be deemed to evidence the right to receive (except for the payment of dividends as provided below) ownership of the number of whole shares of Norwest Common Stock into which such shares of RELIABLE Common Stock have been converted on the basis above set forth; provided, however, until the holder of such certificate for RELIABLE Common Stock shall have surrendered the same for exchange as above set forth, no dividend payable to holders of record of Norwest Common Stock as of any date subsequent to the effective date of merger shall be paid to such holder with respect to the Norwest Common Stock, if any, represented by such certificate, but, upon surrender and exchange thereof as herein provided, there shall be paid by the surviving corporation or the Agent to the record holder of such certificate for Norwest Common Stock issued in exchange therefor an amount with respect to such shares of Norwest Common Stock equal to all dividends that shall have been paid or become payable to holders of record of Norwest Common Stock between the effective date of merger and the date of such exchange.

         3. If between the date of the Reorganization Agreement and the time of merger, shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustments, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of Norwest Common Stock exchanged, if any, into which a share of RELIABLE Common Stock shall be exchanged on


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         the basis above set forth, will be appropriately and proportionately adjusted so that the number of such shares of Norwest Common Stock for which a share of RELIABLE Common Stock shall be exchanged will equal the number of shares of Norwest Common Stock which holders of shares of RELIABLE Common Stock would have received pursuant to such reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or stock dividend had the record date thereof been immediately following the time of merger.

         4. No fractional shares of Norwest Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder of a fractional interest shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the Norwest Measurement Price.

         5. Each share of Merger Co. Common Stock issued and outstanding at the time of merger shall be converted into and exchanged for shares of the surviving corporation after the time of merger.

         SEVENTH: The merger provided for by the Reorganization Agreement and this Certificate of Merger (the "Certificate") shall be effective on the date on which this Certificate shall be delivered to and filed with the Secretary of State of the Commonwealth of Puerto Rico.

         The merger shall become effective as of 11:59 p.m. (the "time of merger") on the effective date of merger.

         EIGHTH: At the time of merger:

         1. The separate existence of Merger Co. shall cease, and the corporate existence and identity of RELIABLE shall continue as the surviving corporation.

         2. The merger shall have the other effects prescribed by Article
         10.09 and Article 10.11 of the Puerto Rico Corporation Act.

         NINTH: The following provisions shall apply with respect to the merger provided for by this Agreement:

         1. The Reorganization Agreement will be available at the registered office of RELIABLE, the surviving corporation.

         2. RELIABLE, the surviving corporation, will provide a copy of the Reorganization Agreement to any shareholder of the constituent corporations upon request and free of charge.

         3. If at any time the surviving corporation shall consider or be advised that any further assignment or assurance in law or other action is necessary or desirable to vest, perfect or confirm in the surviving corporation the title to any property or rights of Merger Co. acquired or to be acquired as a result of the merger provided for herein or in the Reorganization Agreement, the proper officers and directors of RELIABLE and Merger Co. may execute and deliver such deeds, assignments and assurances in law and take such other action as may be


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         necessary or proper to vest, perfect or confirm title to such property or right in the surviving corporation and otherwise carry out the purposes of this Certificate.


         4. This Certificate and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the Commonwealth of Puerto Rico.

         5. This Certificate cannot be altered or amended except pursuant to an instrument in writing signed by both of the constituent corporations.

         IN WITNESS WHEREOF, this Certificate is signed in the corporate name by the undersigned officer and its respective corporate seal affixed hereto, pursuant to authority duly given by its Board of Directors, all as of the 21st day of February, 1997.


                                             RELIABLE FINANCIAL SERVICES, INC.,
                                                as the surviving corporation





                                              By: /s/ Jaime Marti
                                                 -------------------------
                                                         President


(Corporate Seal)




Attest:  /s/ Jose Arbona Lago
        ----------------------
             Secretary